As filed with the Securities and Exchange Commission on June 2, 2021

Registration No. 333-223606

Registration No. 333-216649

Registration No. 333-210108

Registration No. 333-203474

Registration No. 333-195248

Registration No. 333-187471

Registration No. 333-181180

Registration No. 333-174157

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223606

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216649

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210108

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203474

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195248

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187471

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181180

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174157

UNDER

THE SECURITIES ACT OF 1933

Boingo Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4856877
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10960 Wilshire Blvd., 23rd Floor

Los Angeles, California 90024

(310) 586-5180

(Address of Principal Executive Offices)(Zip Code)

Boingo Wireless, Inc. 2011 Equity Incentive Plan

Boingo Wireless, Inc. Amended and Restated 2001 Stock Incentive Plan

(Full titles of the plan(s))

Peter Hovenier

Chief Financial Officer

10960 Wilshire Blvd.

23rd Floor

Los Angeles, CA 90024

(310) 586-5180

(Name, address, and telephone number, including area code, of agent for service)

Ilan Lovinsky, Esq.

Ryan J. Gunderson, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road, Suite 200

San Diego, CA 92130

Telephone: (858) 436-8000

Telecopy: (877) 881-9192

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Boingo Wireless, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-223606	March 12, 2018	Boingo Wireless, Inc. 2011 Equity Incentive Plan	1,844,781
333-216649	March 13, 2017	Boingo Wireless, Inc. 2011 Equity Incentive Plan	1,735,286
333-210108	March 11, 2016	Boingo Wireless, Inc. 2011 Equity Incentive Plan	1,679,635
333-203474	April 17, 2015	Boingo Wireless, Inc. 2011 Equity Incentive Plan	1,631,737
333-195248	April 14, 2014	Boingo Wireless, Inc. 2011 Equity Incentive Plan	1,585,149
333-187471	March 22, 2013	Boingo Wireless, Inc. 2011 Equity Incentive Plan	1,596,725
333-181180	May 4, 2012	Boingo Wireless, Inc. 2011 Equity Incentive Plan	1,511,288
333-174157	May 12, 2011	Boingo Wireless, Inc. Amended and Restated 2001 Stock Incentive Plan
		Boingo Wireless, Inc. 2011 Equity Incentive Plan	8,816,401

On February 26, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with White Sands Parent, Inc., a Delaware corporation (“Parent”) and White Sands Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on June 2, 2021, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on June 2, 2021.

BOINGO WIRELESS, INC.

By:	/s/ Peter Hovenier
Name:	Peter Hovenier
Title:	Chief Financial Officer and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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